Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2017

21ST CENTURY FOX REPORTS SECOND QUARTER INCOME FROM CONTINUING OPERATIONS ATTRIBUTABLE TO 21ST CENTURY FOX STOCKHOLDERS OF $1.84 BILLION, A 114% INCREASE OVER THE PRIOR YEAR QUARTER AND REVENUES OF $8.04 BILLION, A 5% INCREASE OVER THE PRIOR YEAR QUARTER

NEW YORK, NY, February 7, 2018 – Twenty-First Century Fox, Inc. (“21st Century Fox” or the “Company” — NASDAQ: FOXA, FOX) today reported financial results for the three months ended December 31, 2017.

The Company reported quarterly income from continuing operations attributable to 21st Century Fox stockholders of $1.84 billion ($0.99 per share), a 114% increase compared to $857 million ($0.46 per share) reported in the prior year quarter. The current quarter income from continuing operations attributable to 21st Century Fox stockholders includes a tax benefit of $1.34 billion, or $0.72 per share, due to a non-cash remeasurement of the Company’s net deferred tax liability related to the enactment of the Tax Cuts and Jobs Act. Excluding the net income effects of Impairment and restructuring charges, Other, net, tax reform remeasurement benefit and adjustments to Equity losses of affiliates1, adjusted quarterly earnings per share from continuing operations attributable to 21st Century Fox stockholders2 was $0.42 compared to the adjusted result of $0.53 for the same quarter of the prior year.

The Company reported total quarterly revenues of $8.04 billion, a $355 million, or 5%, increase from the $7.68 billion of revenues reported in the prior year quarter. This increase reflects higher affiliate, syndication and advertising revenues reported at the Cable Network Programming segment partially offset by lower revenues reported at the Television segment.

Quarterly income from continuing operations before income tax benefit (expense) of $703 million decreased 49% from the $1.39 billion reported in the prior year quarter. Quarterly total segment operating income before depreciation and amortization (“OIBDA”)3 of $1.44 billion was 28% lower than the prior year quarter as higher contributions from the Cable Network Programming segment were more than offset by lower contributions from the Company’s Television and Filmed Entertainment segments.

Commenting on the results, Executive Chairmen Rupert and Lachlan Murdoch said:

“We delivered another quarter of solid top-line revenue growth including the further acceleration of gains in global affiliate revenues and despite challenging revenue comparisons for our TV segment. Our results also reflect increased investment behind higher volumes of global sporting events as well as film releases from our studio, which led the industry in Golden Globe awards and Oscar nominations. Looking ahead, we are focused on continuing to deliver value to our shareholders through achieving our near-term growth plans, completing our proposed acquisition of the balance of Sky, obtaining the required approvals for the successful completion of our transaction with Disney and planning for the exciting launch of the new ‘Fox’.”

[1]	See footnote (a) on page 14 for a description of the adjustments to Equity losses from affiliates.
[2]

See page 14 for a reconciliation of reported income and earnings per share from continuing operations attributable to 21st Century Fox stockholders to adjusted income and adjusted earnings per share from continuing operations attributable to 21st Century Fox stockholders, which may be considered non-GAAP financial measures.

[3]

Total segment OIBDA may be considered a non-GAAP financial measure. See page 11 for a description of total segment OIBDA and for a reconciliation from income from continuing operations before income tax benefit (expense) to total segment OIBDA.

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2017

REVIEW OF SEGMENT OPERATING RESULTS

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
	US $ Millions
Revenues:

Cable Network Programming	$4,405	$3,967	$8,601	$7,777
Television	1,806	1,918	2,871	2,956
Filmed Entertainment	2,246	2,269	4,209	4,176
Other, Corporate and Eliminations	(420)	(472)	(642)	(721)

Total revenues	$8,037	$7,682	$15,039	$14,188

Segment OIBDA:

Cable Network Programming	$1,365	$1,330	$2,876	$2,714
Television	56	376	178	567
Filmed Entertainment	131	389	387	700
Other, Corporate and Eliminations	(114)	(101)	(212)	(196)

Total Segment OIBDA(a)	$1,438	$1,994	$3,229	$3,785

(a)

Total segment OIBDA may be considered a non-GAAP financial measure. See page 11 for a description of total segment OIBDA and for a reconciliation from income from continuing operations before income tax benefit (expense) to total segment OIBDA.

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2017

CABLE NETWORK PROGRAMMING

Cable Network Programming quarterly segment OIBDA increased 3% compared to the prior year quarter to $1.37 billion, driven by an 11% revenue increase on higher affiliate, syndication and advertising revenues partially offset by a 15% increase in expenses. The increase in expenses was primarily due to higher global sports programming costs reflecting the inaugural broadcasts of Big Ten college football at FS1 and Argentine Football Association matches at Fox Networks Group International (“FNG International”) as well as the impact of contractual increases and more National Basketball Association games at the regional sports networks due to the earlier start of the season and a shift in timing of cricket matches at STAR India (“STAR”).

Domestic affiliate revenue increased 12% driven by contractual rate increases across all of our domestic brands. Domestic advertising revenue decreased 3% from the prior year period due to lower general entertainment ratings primarily reflecting a lower volume of original series in the current quarter. Domestic OIBDA contributions increased 1% over the prior year quarter as higher contributions from Fox News were partially offset by lower contributions from the domestic sports networks and National Geographic.

International affiliate revenue increased 13% driven by rate and subscriber growth at both FNG International and STAR. International advertising revenue increased 14% led by double digit growth at STAR and continued growth at FNG International. International OIBDA contributions were 8% higher than the prior year quarter as higher contributions at FNG International and STAR entertainment networks were partially offset by lower contributions at STAR sports networks where higher sports programming costs more than offset the higher reported revenues.

TELEVISION

Television reported quarterly segment OIBDA of $56 million, a decrease of 85% compared to the prior year quarter. Quarterly segment revenues were 6% lower than the corresponding period in the prior year as higher retransmission consent revenue was more than offset by lower advertising revenues reflecting lower cyclical political revenues at the TV stations, lower National Football League and World Series ratings and the absence of revenue generated in the prior year quarter by the granting of a license of one of our television stations to permit the commercial use of adjacent wireless spectrum in that market. The decrease in segment OIBDA was primarily driven by the lower revenues as well as higher contractual sports programming costs at the FOX Broadcast Network, including a higher volume of college football and National Football League games broadcast in the current year quarter.

FILMED ENTERTAINMENT

Filmed Entertainment generated quarterly segment OIBDA of $131 million, a 66% decrease from the $389 million reported in the prior year quarter. The OIBDA decrease was driven primarily by higher theatrical releasing costs which more than offset higher theatrical revenues in the current quarter to support a heavier theatrical film release slate which included Murder On The Orient Express, Ferdinand, The Greatest Showman, The Shape Of Water (winner of 2 Golden Globes and nominated for 13 Academy Awards), Three Billboards Outside Ebbing, Missouri (winner of 4 Golden Globes and nominated for 7 Academy Awards) and The Post. Partially offsetting these higher expenses were higher television production contributions reflecting higher subscription video-on-demand revenues. Quarterly segment revenues of $2.25 billion were similar to a year-ago as higher television production revenues offset lower film studio revenues reflecting lower home entertainment and pay and free TV licensing revenues.

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2017

REVIEW OF EQUITY (LOSSES) EARNINGS OF AFFILIATES’ RESULTS

The Company’s share of equity (losses) earnings of affiliates is as follows:

		Three Months Ended December 31,		Six Months Ended December 31,
	% Owned	2017	2016	2017	2016
		US $ Millions

Sky	39%(1)	$120	$65	$230	$162
Hulu	30%	(108)	(60)	(170)	(99)
Other equity affiliates	Various(2)	(45)	(46)	(33)	(69)

Total equity (losses) earnings of affiliates		$(33)	$(41)	$27	$(6)

(1)	Please refer to Sky plc’s (“Sky”) earnings releases for detailed information.
(2)	Primarily comprised of Endemol Shine Group and Tata Sky.

Quarterly equity losses of affiliates were $33 million as compared to $41 million reported in the same period a year-ago. The $8 million decrease in losses primarily reflects improved results reported at Sky and Endemol Shine Group partially offset by higher equity losses at Hulu and a write-down of our equity method investment in certain businesses in Asia and Africa.

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2017

OTHER ITEMS

Acquisition by Disney and Creation of New “Fox”

On December 14, 2017, the Company announced that it has entered into a definitive agreement for The Walt Disney Company (NYSE: DIS) to acquire the Company, including the Twentieth Century Fox Film and Television studios, along with cable and international TV businesses, for approximately $52.4 billion in stock (subject to adjustment). Prior to the acquisition, the Company will separate the Fox Broadcasting network and its owned and operated television stations, Fox News Channel, Fox Business Network, FS1, FS2, Big Ten Network and certain other assets into a newly listed company that will be spun off to its shareholders. The transaction is subject to the satisfaction of certain conditions, including regulatory and shareholder approval, the receipt of a tax ruling from the Australian Taxation Office and certain tax opinions with respect to the treatment of the transaction under U.S. and Australian tax laws, and other customary closing conditions. The transaction is expected to be completed approximately 12 to 18 months from December 13, 2017.

Pending Acquisition of the Remaining Shares of Sky

The Company’s pending acquisition of the public shares of Sky has been cleared on public interest and plurality grounds in all of the markets in which Sky operates except the UK, including Austria, Germany, Italy and the Republic of Ireland. The acquisition has also received unconditional clearance by all relevant competition authorities. The transaction is subject to certain other customary closing conditions and the requisite approval of Sky shareholders unaffiliated with the Company. On September 20, 2017, the U.K. Secretary of State referred the proposed transaction to the Competition and Market Authority (CMA) for a second phase review on grounds of media plurality and broadcasting standards. On January 23, 2018, the CMA published its notice of provisional findings on media plurality and broadcasting standards which provisionally found that the Company has a genuine commitment to broadcasting standards and the transaction is not likely to operate against the public interest in this respect but did raise provisional public interest concerns regarding media plurality. In addition, the CMA elected to avail itself of the statutory 8-week extension, moving its deadline for the provision of its final report to the U.K. Secretary of State to May 1, 2018. The Company anticipates regulatory approval of the transaction by June 30, 2018.

Dividends

The Company has declared a dividend of $0.18 per Class A and Class B share.    The dividend declared is payable on April 18, 2018 with a record date for determining dividend entitlements of March 14, 2018.

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2017

To access a copy of this press release through the Internet, access 21st Century Fox’s corporate Web site located at http://www.21cf.com.

Audio from 21st Century Fox’s conference call with analysts on the second quarter results can be heard live on the Internet at 4:30 p.m. Eastern Standard Time today. To listen to the call, visit https://www.21cf.com/investor-relations.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors, and the proposed Disney Transaction may not be consummated in a timely manner or at all. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission, and more detailed information about these and other factors and risks associated with the proposed Disney Transaction will be more fully discussed in the joint proxy statement/prospectus that will be included in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed Disney Transaction, as well as in the registration statement filed with respect to New Fox. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Julie Henderson, Press Inquiries

212-852-7092 Mike Petrie, Investor Relations	310-369-0773 Nathaniel Brown, Press Inquiries

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2017

212-852-7130	212-852-7746

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
	US $ Millions, except per share amounts

Revenues	$8,037	$7,682	$15,039	$14,188

Operating expenses	(5,760)	(4,912)	(10,141)	(8,827)
Selling, general and administrative	(864)	(792)	(1,712)	(1,607)
Depreciation and amortization	(142)	(135)	(284)	(270)
Impairment and restructuring charges	(3)	(39)	(24)	(176)
Equity (losses) earnings of affiliates	(33)	(41)	27	(6)
Interest expense, net	(312)	(299)	(625)	(599)
Interest income	9	9	19	18
Other, net	(229)	(88)	(301)	(99)

Income from continuing operations before income tax benefit (expense)	703	1,385	1,998	2,622
Income tax benefit (expense)	1,218	(448)	827	(791)

Income from continuing operations	1,921	937	2,825	1,831
(Loss) income from discontinued operations, net of tax	(5)	(1)	11	(7)

Net income	1,916	936	2,836	1,824

Less: Net income attributable to noncontrolling interests	(85)	(80)	(150)	(147)

Net income attributable to Twenty-First Century Fox, Inc. stockholders	$1,831	$856	$2,686	$1,677

Weighted average shares:	1,855	1,854	1,854	1,858

Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders per share:	$0.99	$0.46	$1.44	$0.91

Net income attributable to Twenty-First Century Fox, Inc. stockholders per share:	$0.99	$0.46	$1.45	$0.90

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2017

CONSOLIDATED BALANCE SHEETS

	December 31, 2017	June 30, 2017
Assets:	US $ Millions
Current assets:
Cash and cash equivalents	$5,809	$6,163
Receivables, net	7,554	6,477
Inventories, net	3,132	3,101
Other	907	545

Total current assets	17,402	16,286

Non-current assets:
Receivables, net	732	543
Investments	4,364	3,902
Inventories, net	8,034	7,452
Property, plant and equipment, net	1,840	1,781
Intangible assets, net	6,228	6,574
Goodwill	12,789	12,792
Other non-current assets	1,469	1,394

Total assets	$52,858	$50,724

Liabilities and Equity:
Current liabilities:
Borrowings	$631	$457
Accounts payable, accrued expenses and other current liabilities	3,692	3,451
Participations, residuals and royalties payable	1,753	1,657
Program rights payable	1,260	1,093
Deferred revenue	719	580

Total current liabilities	8,055	7,238

Non-current liabilities:
Borrowings	19,163	19,456
Other liabilities	3,675	3,616
Deferred income taxes	1,622	2,782

Redeemable noncontrolling interests	712	694
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	11	11
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	12,392	12,406
Retained earnings	7,627	5,315
Accumulated other comprehensive loss	(1,649)	(2,018)

Total Twenty-First Century Fox, Inc. stockholders’ equity	18,389	15,722
Noncontrolling interests	1,242	1,216

Total equity	19,631	16,938

Total liabilities and equity	$52,858	$50,724

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2017

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended December 31,
	2017	2016
	US $ Millions
Operating activities:
Net income	$2,836	$1,824
Less: Income (loss) from discontinued operations, net of tax	11	(7)

Income from continuing operations	2,825	1,831
Adjustments to reconcile income from continuing operations to cash provided by operating activities
Depreciation and amortization	284	270
Amortization of cable distribution investments	43	31
Impairment and restructuring charges	24	176
Equity-based compensation	66	62
Equity (earnings) losses of affiliates	(27)	6
Cash distributions received from affiliates	11	184
Other, net	301	99
Deferred income taxes and other taxes	(1,300)	(71)
Change in operating assets and liabilities, net of acquisitions and dispositions
Receivables	(1,267)	(874)
Inventories net of program rights payable	(417)	(764)
Accounts payable and accrued expenses	388	120
Other changes, net	(427)	162

Net cash provided by operating activities from continuing operations	504	1,232

Investing activities:
Property, plant and equipment	(238)	(117)
Investments in equity affiliates	(209)	(7)
Proceeds from dispositions, net	362	-
Other investments	(84)	(126)

Net cash used in investing activities from continuing operations	(169)	(250)

Financing activities:
Borrowings	1,282	879
Repayment of borrowings	(1,411)	(546)
Repurchase of shares	-	(619)
Dividends paid and distributions	(512)	(481)
Other financing activities, net	(50)	(53)

Net cash used in financing activities from continuing operations	(691)	(820)

Net decrease in cash and cash equivalents from discontinued operations	(26)	(15)

Net (decrease) increase in cash and cash equivalents	(382)	147
Cash and cash equivalents, beginning of year	6,163	4,424
Exchange movement on cash balances	28	(41)

Cash and cash equivalents, end of period	$5,809	$4,530

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2017

SEGMENT INFORMATION

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
	US $ Millions
Revenues:

Cable Network Programming	$4,405	$3,967	$8,601	$7,777
Television	1,806	1,918	2,871	2,956
Filmed Entertainment	2,246	2,269	4,209	4,176
Other, Corporate and Eliminations	(420)	(472)	(642)	(721)

Total revenues	$8,037	$7,682	$15,039	$14,188

Segment OIBDA:

Cable Network Programming	$1,365	$1,330	$2,876	$2,714
Television	56	376	178	567
Filmed Entertainment	131	389	387	700
Other, Corporate and Eliminations	(114)	(101)	(212)	(196)

Total Segment OIBDA(a)	$1,438	$1,994	$3,229	$3,785

Depreciation and amortization:

Cable Network Programming	$86	$83	$171	$165
Television	27	28	54	57
Filmed Entertainment	23	20	46	40
Other, Corporate and Eliminations	6	4	13	8

Total depreciation and amortization	$142	$135	$284	$270

CONSOLIDATED REVENUES BY COMPONENT

Affiliate fee	$3,252	$2,906	$6,488	$5,829
Advertising	2,496	2,544	4,119	4,135
Content	2,140	2,032	4,159	3,901
Other	149	200	273	323

Total revenues	$8,037	$7,682	$15,039	$14,188

(a)

Total segment OIBDA may be considered a non-GAAP financial measure. See page 11 for a description of total segment OIBDA and for a reconciliation from income from continuing operations before income tax benefit (expense) to total segment OIBDA.

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2017

NOTE 1 – TOTAL SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income before depreciation and amortization (“OIBDA”), and management uses total segment OIBDA as a measure of the performance of operating businesses separate from non-operating factors. Total segment OIBDA may be considered a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements. This measure excludes items, such as depreciation and amortization as well as impairment charges, that are significant components in assessing the Company’s financial performance.

Management believes that total segment OIBDA is an appropriate measure for evaluating the operating performance of the Company’s business and provides investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Segment OIBDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Segment OIBDA does not include depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

In addition, total segment OIBDA does not include: (Loss) income from discontinued operations, net of tax, Impairment and restructuring charges, Equity (losses) earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax benefit (expense) and Net income attributable to noncontrolling interests.

The following table reconciles income from continuing operations before income tax benefit (expense) to total segment OIBDA:

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
	US $ Millions
Income from continuing operations before income tax benefit (expense)	$703	$1,385	$1,998	$2,622
Add:
Amortization of cable distribution investments	25	16	43	31
Depreciation and amortization	142	135	284	270
Impairment and restructuring charges	3	39	24	176
Equity losses (earnings) of affiliates	33	41	(27)	6
Interest expense, net	312	299	625	599
Interest income	(9)	(9)	(19)	(18)
Other, net	229	88	301	99

Total Segment OIBDA	$1,438	$1,994	$3,229	$3,785

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2017

	Three Months Ended December 31, 2017
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$4,405	$(3,065)	$25	$1,365
Television	1,806	(1,750)	-	56
Filmed Entertainment	2,246	(2,115)	-	131
Other, Corporate and Eliminations	(420)	306	-	(114)

Consolidated Total	$8,037	$(6,624)	$25	$1,438

	Three Months Ended December 31, 2016
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$3,967	$(2,653)	$16	$1,330
Television	1,918	(1,542)	-	376
Filmed Entertainment	2,269	(1,880)	-	389
Other, Corporate and Eliminations	(472)	371	-	(101)

Consolidated Total	$7,682	$(5,704)	$16	$1,994

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2017

	Six Months Ended December 31, 2017
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$8,601	$(5,768)	$43	$2,876
Television	2,871	(2,693)	-	178
Filmed Entertainment	4,209	(3,822)	-	387
Other, Corporate and Eliminations	(642)	430	-	(212)

Consolidated Total	$15,039	$(11,853)	$43	$3,229

	Six Months Ended December 31, 2016
	US $ Millions
	Revenues	Operating and Selling, general and administrative expenses	Add: Amortization of cable distribution investments	Segment OIBDA
Cable Network Programming	$7,777	$(5,094)	$31	$2,714
Television	2,956	(2,389)	-	567
Filmed Entertainment	4,176	(3,476)	-	700
Other, Corporate and Eliminations	(721)	525	-	(196)

Consolidated Total	$14,188	$(10,434)	$31	$3,785

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2017

NOTE 2 – ADJUSTED NET INCOME AND ADJUSTED EPS FROM CONTINUING OPERATIONS

The calculation of income and earnings per share (“EPS”) from continuing operations attributable to 21st Century Fox stockholders excluding the net income effects of Impairment and restructuring charges, Equity affiliate adjustments, Other, net, tax reform remeasurement benefit and tax provision adjustments (“adjusted income and diluted EPS from continuing operations attributable to 21st Century Fox stockholders”) may not be comparable to similarly titled measures reported by other companies. Adjusted income and diluted EPS from continuing operations attributable to 21st Century Fox stockholders are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and EPS as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses adjusted income and diluted EPS from continuing operations attributable to 21st Century Fox stockholders to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

The following table reconciles reported income and reported diluted EPS from continuing operations attributable to 21st Century Fox stockholders to adjusted income and diluted EPS from continuing operations attributable to 21st Century Fox stockholders for the three months ended December 31, 2017 and 2016.

	Three Months Ended
	December 31, 2017		December 31, 2016
	Income	EPS	Income	EPS
	US $ Millions, except per share data
Income from continuing operations	$1,921		$937
Less: Net income attributable to noncontrolling interests	(85)		(80)

Income from continuing operations attributable to Twenty-First Century Fox, Inc. stockholders	$1,836	$0.99	$857	$0.46

Impairment and restructuring charges	3	-	39	0.02

Equity affiliate adjustments(a)	92	0.05	66	0.04

Other, net	229	0.12	88	0.05

Tax reform remeasurement benefit	(1,335)	(0.72)	-	-

Tax provision	(54)	(0.03)	(74)	(0.04)

Rounding	-	0.01	-	-

As adjusted	$771	$0.42	$976	$0.53

(a)

Equity losses of affiliates for the three months ended December 31, 2017 and 2016 were adjusted to remove from Sky’s results 21st Century Fox’s share of both Sky’s purchase price amortization related to its acquisition of the Direct Broadcast Satellite businesses from the Company and restructuring costs and to remove from Endemol Shine Group’s results 21st Century Fox’s share of both Endemol Shine Group’s debt revaluation costs and restructuring costs. Equity losses of affiliates for the three months ended December 31, 2017 were also adjusted to remove the write-down of an equity method investment in certain businesses in Asia and Africa.